Exhibit (d)(iii)

THE ARBITRAGE FUNDS

WATER ISLAND DIVERSIFIED EVENT-DRIVEN FUND

FIRST AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

This First Amendment (the “Amendment”) to the Investment Advisory Agreement by and between The Arbitrage Funds, a Delaware business trust (the “Trust”), on behalf of Water Island Diversified Event-Driven Fund (formerly, the Arbitrage Event-Driven Fund) (the “Fund”) and Water Island Capital, LLC, a Delaware limited liability company (the “Adviser”), dated September 27, 2010, (the “Agreement”), is made and entered into as of August 27, 2019 by the Trust and the Adviser. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

Pursuant to Section 15 of the Agreement, the Trust and the Adviser agree to amend the Agreement as follows:

1.              Effective November 1, 2019, Section 6(a) of the Agreement is deleted in its entirety and replaced with the following:

For all services rendered by the Adviser hereunder, the Fund shall pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered hereunder, an advisory fee, payable monthly, at an annual rate of 1.10% of the Fund’s average daily net assets.  The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of the applicable percentage applied to the daily net assets of the Fund.

2.              Except as expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its respective terms.

3.              This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principals thereof and in accordance with the applicable provisions of the Investment Company Act of 1940, as amended.

4.              This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

5.              If any provision of this Amendment is held to be invalid, the remaining provisions of the Amendment shall continue to be valid and enforceable.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers as of the day and year first above written.

THE ARBITRAGE FUNDS		WATER ISLAND CAPITAL, LLC

By:	/s/ John S. Orrico	By:	/s/ John S. Orrico
Name:	John S. Orrico	Name:	John S. Orrico
Title:	President	Title:	President